Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS

EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH PORTIONS ARE

MARKED AS INDICATED WITH BRACKETS (“[***]”) BELOW

MARRONE BIO INNOVATIONS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the 21 day of September 2020 (“Effective Date”) by and between Marrone Bio Innovations, Inc., a Delaware corporation with its principal place of business located at 1540 Drew Avenue, Davis, CA 95618) (“MBI”), and James B. Boyd, (“Consultant”). MBI and Consultant are sometimes referred to herein individually as a “Party” or collectively as “the Parties”. For the Parties’ mutual benefit, following Consultant’s termination of employment with MBI pursuant to that certain Employment Separation Agreement, effective as of September 21, 2020, by and between Consultant and MBI (such agreement, including the exhibits thereto, the “Separation Agreement”), MBI desires to engage the services of Consultant as an independent contractor, and Consultant desires to provide consulting services as an independent contractor, on terms set forth more fully below.

In consideration of the mutual promises contained herein, the Parties agree as follows:

1. SERVICES AND COMPENSATION

(a) Services. Consultant agrees to perform for MBI the services as described in Schedule 1 incorporated herein by reference and such other services as may be requested by MBI from time to time (the “Services”). The Parties may delete, add or substitute Services, extend the Term of this Agreement (defined below in Section 9(a)) or alter the terms of compensation by amending Schedule 1, provided that such amendment must be signed by an authorized representative of each Party and must indicate whether it is to replace or alter the then existing Schedule 1.

(b) Compensation. MBI agrees to pay Consultant the compensation set forth in Schedule 1 for the performance of the Services. Such compensation shall be payable on the schedule set forth in Schedule 1.

(c) MBI Obligations. The obligations of MBI related to performance of the Services are also set forth in Schedule 1.

(d) Authorization by MBI Required. Consultant is authorized to perform the Services under this Agreement only upon the request or at the direction of an Officer of MBI.

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2. CONFIDENTIALITY

(a) Definition. “Confidential Information” means any MBI proprietary information, technical data, Trade Secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by MBI to Consultant either directly or indirectly in writing, orally, or by drawings or inspection of parts or equipment. “Trade Secrets” means information that derives independent economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b) Obligation of Confidentiality. Consultant shall not, during or subsequent to the Term of this Agreement, use MBI’s Confidential Information for any purpose whatsoever other than the performance of Services on behalf of MBI or disclose MBI’s Confidential Information to any third party, and it is understood that such Confidential Information shall remain the sole property of MBI. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in MBI’s favor substantially similar to Sections 2 (“Confidentiality”), 3 (“Ownership and Licenses”) and 4 (“Warranties of Originality and Noninfringement”) of this Agreement.

(c) Exceptions to Confidentiality Obligation. Confidential Information does not include information which (i) is known to Consultant (except through Consultant’s prior employment with MBI) at the time of disclosure to Consultant by MBI as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (ii) has been rightfully received by Consultant from a third party who is not bound to treat the information as confidential on behalf of MBI and who is authorized to make such disclosure. Nothing in this Agreement shall prevent Consultant from disclosing Confidential Information to the extent Consultant is legally compelled to do so by any court or governmental investigative, judicial, or regulatory agency pursuant to proceedings over which such court or agency has jurisdiction; provided, however, that prior to any such disclosure, Consultant shall: (a) assert the confidential nature of the Confidential Information to the court or agency; (b) immediately notify MBI, in writing of the court’s or agency’s order or request to disclose; and (c) cooperate fully with MBI, at MBI’s request, in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting the confidentiality of the Confidential Information.

(d) Prohibition Against Disclosing Relationship. Without MBI’s prior written approval, Consultant shall not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant is providing Services to MBI, except (i) as may be required by law and (ii) to its attorneys, accountants, and other professional advisors.

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(e) Prohibition Against Improper Use of Third-Party Information. Consultant agrees that Consultant will not, during the Term of this Agreement or thereafter, improperly use in connection with the Services or disclose to MBI any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant in confidence, if any, and that Consultant shall not bring onto the premises of MBI any confidential or non-public document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

(f) Third-Party Confidential Information Disclosed by MBI. Consultant recognizes that MBI has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on MBI’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes MBI and such third parties, during the Term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in performing the Services for MBI and in accordance with Consultant’s confidentiality obligations.

(g) Return of Confidential Information and other Documents. Upon the termination of this Agreement, or upon MBI’s earlier request, Consultant shall deliver to MBI all of MBI’s property and Confidential Information in tangible form that Consultant may have in Consultant’s possession or control.

(h) Defend Trade Secrets Act. Notwithstanding anything to the contrary in this Agreement, Consultant is hereby notified that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in this Agreement, Consultant understands that it has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Consultant understands that it also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Consultant understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

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3. OWNERSHIP AND LICENSES

(a) Ownership by MBI. Consultant agrees that all inventions and discoveries (including, but not limited to, concepts, ideas, processes, programs, algorithms, methods, formulae, compositions, techniques, articles, and machines, as well as improvements or know-how) and all original works of authorship, whether or not patentable, copyrightable or protectable as Trade Secrets, conceived or made by Consultant, alone or with others, that result from Services provided by Consultant under this Agreement (collectively “Work Product”), are the sole and exclusive property of MBI. For avoidance of doubt, Work Product does not include Pre-Existing Material, defined in Section 3(b). Consultant hereby irrevocably assigns to MBI all of its worldwide right, title and interest in and to the Work Product, including all intellectual property rights and moral rights. Consultant will ensure that each of its employees who provide Services, if any, has entered into a written agreement with Consultant that appropriately assigns, either directly to MBI or to Consultant who will then transfer these rights to MBI, any and all rights and interests in any Work Product created in connection with this Agreement. Consultant is prohibited from using any equipment, supplies, or Confidential Information of MBI when doing work for other entities or persons. Any inventions, discoveries, original works of authorship, and other work done by Consultant in violation of the preceding sentence shall be considered Work Product and shall be the sole and exclusive property of MBI; and Consultant’s assignment to MBI applies to such Work Product.

Consultant irrevocably agrees not to assert against MBI or its successors, assigns, or licensees any claim of any intellectual property rights or moral rights of Consultant relating to the Work Product. Consultant will ensure that each of its employees who provide Services, if any, has entered into a written agreement with Consultant that appropriately waives any and all claims relating to any Work Product created in connection with this Agreement.

(b) Pre-Existing Materials. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any deliverable provided to MBI, any invention, original work of authorship, improvement, development, concept, discovery, or other proprietary information owned by Consultant or in which Consultant has a right or license (“Pre-Existing Material”), (i) Consultant shall inform MBI in writing before incorporating such Pre-Existing Material into any such deliverable and shall provide substantiation of its assertion that such Pre-Existing Material is not, in fact, Work Product; and (ii) MBI is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to reproduce, make derivative works based upon, modify, perform, display, use, make, have made, sell, distribute, and import such Pre-Existing Material as part of or in connection with such deliverable. Consultant is prohibited from incorporating any third-party materials (including, but not limited to, open source software and Creative Commons documents and materials), intellectual property, or proprietary information into any deliverable without MBI’s prior written approval of such incorporation.

(c) Future Assurances. Consultant agrees to assist MBI, or its designee, at MBI’s expense, in every proper way to secure MBI’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights in any and all countries, including the disclosure to MBI of all pertinent information and data, the execution of all applications, specifications, oaths, assignments and all other instruments which MBI shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to MBI, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the expiration or termination of this Agreement.

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(d) Power of Attorney. Consultant agrees that if MBI is unable because of Consultant’s unavailability, dissolution, incapacity, or for any other reason, to secure a signature by or on behalf of Consultant to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Work Product assigned to MBI above, then Consultant hereby irrevocably designates and appoints MBI and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and on Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This appointment is coupled with an interest (which means that it shall remain in effect even after Consultant dissolves or becomes incapacitated or dies).

4. WARRANTIES OF ORIGINALITY AND NONINFRINGEMENT

(a) Consultant’s Warranties. Consultant represents and warrants that all Work Product and Services provided will be original with Consultant and will not include any third-party Trade Secrets that Consultant has unlawfully misappropriated, that the Pre-Existing Material will not infringe upon any third-party intellectual property rights or include any third-party Trade Secrets that Consultant has unlawfully misappropriated, and that the use by MBI or its customers, representatives, distributors or dealers will not infringe any patent, copyright, trade secret or other intellectual property right of any third party. Consultant additionally warrants that the Services will be performed in a professional and workmanlike manner, in conformance with the standards for comparable services in the industry, and in compliance with any specifications or other requirements of this Agreement and Schedule 1.

(b) Compliance with Laws. Consultant warrants that, in providing the Services, it will comply with all applicable federal, state, and local laws and regulations (including, but not limited to, United States Department of Commerce and other United States export controls; Immigration Reform and Control Act of 1986; applicable wage and hour laws; the Equal Opportunity Clause stated in 41 CFR 60-1.4(a); Executive Order 11246 - Equal Employment Opportunity (as amended); requirements for getting a business license).

5. INDEMNIFICATION BY CONSULTANT

Consultant shall indemnify and hold MBI harmless against any liability, loss, cost, damage, claims, demands or expenses (including reasonable attorney’s fees) of MBI or its customers, representatives, distributors or dealers arising out of (i) any infringement or misappropriation or claim of infringement or misappropriation with respect to any Work Product, Pre-Existing Material, or Services provided by Consultant; (ii) any bodily injury, death, or damage to tangible property caused by the Services or the negligence, willful misconduct, misrepresentation, or omissions when there is a duty to act, of Consultant or of any person for whose actions Consultant is legally liable; (iii) any violation or claimed violation of a third party’s rights resulting from Consultant’s use of any third-party materials without permission from the third party; or (iv) any claim by a governmental entity or other third party as a result of Consultant’s violation of any law or government regulation.

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6. RECORDS AND REPORTS

Consultant agrees that it will from time to time during the Term of this Agreement keep MBI advised as to Consultant’s progress in performing the Services and that Consultant will, as requested by MBI, prepare written reports in a form reasonably requested by MBI. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of Consultant’s Services.

7. NO CONFLICTING OBLIGATIONS

Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would adversely affect Consultant’s performance, and Consultant agrees that Consultant shall not enter into any such conflicting Agreement during the Term of this Agreement.

8. INSURANCE

During the Term and for the period stated below, Consultant shall maintain, at its own expense, the following insurance coverage: Automobile Liability Insurance, including coverage for all owned, leased, non-owned, and hired vehicular equipment, with minimum coverage of Five Hundred Thousand Dollars ($500,000) per accident for bodily injury and property damage liability combined. The required insurance shall either be maintained for four (4) years after completion of the Services or provide coverage for claims made up to four (4) years after completion of the Services.

9. TERM AND TERMINATION

(a) Term. The term of Consultant’s service as a consultant to MBI pursuant to this Agreement will commence on the day immediately following the Termination Date (as defined in the Separation Agreement, the “Commencement Date”), and will continue for a term of one year thereafter, unless terminated earlier as provided below or extended by mutual agreement of MBI and the Consultant (the “Term”).

(b) Termination by MBI. MBI may terminate this Agreement upon giving five (5) days prior written notice to Consultant. Any such notice of termination shall be addressed to Consultant as stated in Section 13(b) (“Notices”) below. MBI may terminate this Agreement immediately upon notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement or the Separation Agreement.

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(c) Obligations Upon Termination and Survival. Upon such termination all rights and duties of the Parties toward each other shall cease except:

(i) if MBI terminates this Agreement within the one-year period following the Commencement Date for any reason other than due to Consultant’s (A) refusal or inability to perform the Services, or (B) breach of any material provision of this Agreement or the Separation Agreement, any unvested restricted stock units granted to Consultant in accordance with Schedule I will immediately vest; and

(ii) The following Sections shall survive termination of this Agreement: 2 (“Confidentiality”), 3 (“Ownership and Licenses”). 4 (“Warranties of Originality and Noninfringement”), 5 (“Indemnification by Consultant”); 8 (“Insurance”), 9(c) (“Obligations Upon Termination and Survival”), 10 (“Assignment”), 11 (“Independent Contractor”), 12 (“Arbitration and Equitable Relief”), and 13 (“Miscellaneous”).

10. ASSIGNMENT

Neither this Agreement nor any right or interest herein may be assigned or transferred by Consultant without the express written consent of MBI. Any such attempted assignment shall be null and void.

11. INDEPENDENT CONTRACTOR

(a) Independent Contractor Status. Consultant, including any employee of Consultant, will at all times during the performance of the Services be considered an independent contractor. The Services performed are outside the usual course of MBI’s business. Consultant represents and warrants that Consultant is customarily engaged in an independently established trade, occupation, or business of the same nature as the Services performed. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of MBI. This Agreement should not be construed as creating an employment relationship, agency, partnership, joint venture or any other form of association for tax purposes or otherwise between the Parties.. Neither Party will have the right to enter into any contracts or binding commitments in the name of the other Party or on such other Party’s behalf. Unless otherwise stated in this Agreement, Consultant shall furnish, at its own expense, the materials, equipment, supplies, and other resources necessary to perform the Services. MBI shall furnish to Consultant for performance of the Services the equipment, materials and data set forth in Schedule 2. The cost to Consultant, if any, to be paid to MBI for such items is set forth in Schedule 2. Upon the earlier of completion of the Services or termination of this Agreement, Consultant shall, within a reasonable time, return to MBI the items furnished by MBI.

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(b) Taxes. When required, MBI will issue to Consultant and file with the Internal Revenue Service Form 1099-MISC for payments made to Consultant. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement, and Consultant acknowledges the obligation to pay, and agrees to pay, all self-employment and other taxes, and understands that MBI is not responsible for state unemployment insurance or workers’ compensation premiums on Consultant’s account. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant, on behalf of Consultant and Consultant’s successors, assigns, and heirs, agrees to defend, indemnify and hold MBI, including MBI’s employees, officers, directors, agents, subsidiaries and affiliates, harmless from and against any damage, claim, losses, fee, assessment, interest charge or penalty incurred by or charged to MBI as a result of any claim, cause of action or assessment by any government agency for any nonpayment or late payment by Consultant of any tax or contribution based on compensation paid hereunder to Consultant or because MBI did not withhold any taxes from compensation paid hereunder.

(c) No Employee Benefits. Consultant acknowledges that neither Consultant nor any of its employees are entitled to any employee benefits of MBI, including but not limited to, disability or unemployment insurance, workers’ compensation, medical or life insurance, sick leave, compensation time, overtime, retirement or holiday benefits, vacation time, profit sharing, bonuses, or any other employment benefit nor will MBI make deductions from any amounts payable to Consultant for taxes or insurance. All benefits, including workers’ compensation benefits, if applicable, shall be the sole responsibility of Consultant. Consultant agrees to provide workers’ compensation insurance for Consultant employees and agents. If Consultant is reclassified by a state or federal agency or court as an employee of MBI for tax or other purposes, Consultant will become a non-benefit employee and will receive no benefits from MBI, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of MBI in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

12. ARBITRATION AND EQUITABLE RELIEF

(a) Arbitration. Except as provided in Section 12(b) (“Equitable Relief”) below, all disputes, claims, and controversies between the Parties arising out of or related to this Agreement or the breach of this Agreement shall be settled by confidential arbitration. “Confidential” means the fact of a dispute, the fact of the arbitration, the details of the arbitration, and the result shall be kept confidential by the Parties. The arbitration shall be conducted by one arbitrator, under the auspices of JAMS and under its then-current Streamlined Arbitration Rules and Procedures (if no disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees), or under its then-current Comprehensive Arbitration Rules and Procedures (if any disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees). Any arbitration will be governed by the Federal Arbitration Act (“FAA”) and conducted in a manner consistent with the JAMS Rules, supplemented by the California Rules of Civil Procedure, to the extent permitted by the FAA. The power of the arbitrator shall not exceed that possessed by a judge in a Superior Court in California. The arbitrator shall issue a written opinion in support of his or her decision, stating the legal and factual basis for the decision and the reasoning leading to such decision. The arbitrator is prohibited from awarding damages or remedies in excess of those allowed by the provisions of this Agreement. The decision and award of the arbitrator shall be final and binding and judgment on the award so rendered may be entered in any court having jurisdiction. The arbitration shall be held in Yolo County, California, or a mutually convenient location. The Parties will equally share the arbitrator’s fee and the JAMS administrative fee, but each Party shall bear its own costs and expenses, including attorney’s fees, witness fees, travel expenses, and preparation costs. This section will not prevent either Party from seeking provisional relief (including a temporary restraining order or preliminary injunction) from any court having jurisdiction over the Parties and the subject matter of their dispute. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH CONSULTANT AND MBI GIVE UP ALL RIGHTS TO TRIAL BY JURY.

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(b) Equitable Relief. Consultant agrees that it would be impossible or inadequate to measure and calculate MBI’s damages from any breach of the covenants set forth in Sections 2 (“Confidentiality”) or 3 (“Ownership and Licenses”) herein. Accordingly, Consultant agrees that if Consultant breaches Sections 2 or 3, MBI will have available, in addition to any other right or remedy available at law or in equity, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and compelling specific performance of any such provision. Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief.

(c) Limitation of Liability. MBI SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR SPECIAL DAMAGES INCURRED, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. MBI’S LIABILITY WITH RESPECT TO THIS AGREEMENT OR ANY CLAIM RELATED TO THE SERVICES (WHETHER IN CONTRACT, TORT OR OTHERWISE) IS LIMITED TO AN AMOUNT EQUAL TO THE AMOUNTS PAID OR PAYABLE BY MBI UNDER THIS AGREEMENT. THE FOREGOING SHALL CONSTITUTE CONSULTANT’S EXCLUSIVE REMEDY.

13. MISCELLANEOUS

(a) Entire Agreement; Order of Precedence; and Amendment. This Agreement, including the Schedules attached, is intended as the final, complete and exclusive statement of the terms of the agreement between the Parties, and supersedes all prior understandings, writings, proposals, representations or communications, oral or written, relating to the subject matter hereof (other than the Inventions and Restrictive Covenant Agreement dated [● DATE] between the Parties , which remains in full force and effect to the extent by its terms survives termination of Consultant’s employment, and other than the third sentence of Paragraph 8(a) of the Inventions and Restrictive Covenant Agreement, which the Company hereby waives). In the event of any conflict between the front part of this Agreement (i.e., Sections 1 through 13) and Schedule 1, the provisions of Schedule 1 will prevail. This Agreement may not be modified except in a writing executed by both Parties. For the avoidance of doubt, nothing in this Agreements alters in any way the Parties’ respective rights and obligations under the Separation Agreement.

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(b) Notices. Notices shall be given in writing to the address shown at the beginning of this Agreement or under the signature block below, or to such other address as either Party may substitute by written notice to the other. Any notice involving breach or termination shall be personally delivered or sent by recognized overnight courier (such as Federal Express or DHL) or by certified mail, postage pre-paid and return receipt requested. All other notices may additionally be sent by fax or e-mail with a confirmation of transmission by the transmitting machine. All notices shall be deemed to have been given and received on the earlier of actual delivery (except that faxes and e-mails sent on a non-business day or after business hours, according to the recipient’s business calendar, will be deemed received on the next business day) or three (3) days from the date of postmark.

(c) Waiver; No Election of Remedies. Failure of either Party to enforce compliance with any provision of this Agreement shall not constitute a waiver of such provision unless accompanied by a clear written and signed statement that such provision is waived. A waiver of any default or of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or of any other term or condition, but shall apply solely to the instance to which such waiver is directed. The termination of this Agreement or the exercise of any right or remedy provided in this Agreement shall be without prejudice to the right to exercise any other right or remedy provided or by law or equity.

(d) Severability. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable, a modified provision shall be substituted which carries out as nearly as possible the original intent of the Parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If no such substitution can be made, such invalid, illegal or unenforceable provision shall be deleted, and the remaining provisions shall not in any way be affected or impaired thereby.

(e) Governing Law and Venue. This Agreement shall be construed in accordance with, and all disputes shall be governed by, the laws of the State of California, as applied to contracts made and to be performed in California, without applying conflict of laws rules. Subject to the Arbitration provision above, the Superior Court of Yolo County and/or the United States District Court for the Eastern District of California shall have exclusive jurisdiction and venue over all controversies; provided, however, that either Party may seek equitable remedies, including injunctive relief and specific performance, for the purpose of protecting its intellectual property rights in any court of competent jurisdiction, wherever located.

(f) Headings. Headings in this Agreement are for the purpose of convenience only, and are not intended to be used in its construction or interpretation.

(g) Counterparts. This Agreement may be executed in two counterparts with the same effect as if both Parties had signed the same document. All counterparts will be construed together and will constitute one agreement. A facsimile or image file (such as pdf or tiff) copy or photocopy of this Agreement, including the signature pages, shall be deemed to be an original.

(h) Interpretation. Each provision of this Agreement shall be fairly interpreted and construed in accordance with its terms and without any strict interpretation or construction in favor of or against either Party.

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The Parties have executed this Agreement on the date(s) shown below, to be effective as of the Effective Date first above written.

“Consultant”	“MBI”

MARRONE BIO INNOVATIONS, INC.

/s/ James B. Boyd	By:	/s/ Linda V. Moore
Signature
James B. Boyd	Name:	Linda V. Moore
(Print Name)
	Title:	E.V.P. and General Counsel

Date: September 21, 2020	Date:	September 21, 2020

Attachments

Schedule 1 Services, Compensation and Related Obligations

Schedule 2 Equipment and Materials to be Furnished

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SCHEDULE 1

SERVICES, COMPENSATION AND RELATED OBLIGATIONS

Contacts.

Consultant:

Name: James B. Boyd

Title: Consultant

MBI’s principal contact:

Name: Kevin Helash

Title: CEO

Tel. #: [***]

Fax #: [***]

e-mail: [***]

Services.

Consultant will provide the following services with regard to the creation of an entity dedicated to eradication of invasive species:

[***]

It is anticipated that the level of services Consultant will provide pursuant to this Agreement will substantially differ from and will not exceed 20% of the average level of services Consultant provided to MBI as an employee over the 36-month period immediately preceding the Effective Date.

Compensation.

For all Services described above, MBI shall pay Consultant as follows:

200,000 restricted stock units, which will be granted as soon as practical after the Effective Date and, except as otherwise provided in Section 9(c)(i) of the Agreement, which will vest in equal monthly installments over 12 months from the Commencement Date (as that term is defined in Section 9(a) of the Agreement), subject to Consultant’s compliance with the terms of the Agreement and the Separation Agreement. The restricted stock units that vest will be settled (by issuance of shares of MBI common stock) upon, or as soon as practicable (but not more than 30 days) following, the date the restricted stock units vest. Vesting of these restricted stock units shall accelerate in the event of Consultant’s death.

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SCHEDULE 2

EQUIPMENT AND MATERIALS TO BE FURNISHED

By MBI:

Laptop, monitor mouse, docking station

By Consultant:

N/A

Cost to Consultant for the Equipment and Materials Provided by MBI:

N/A

Items to be Returned (in addition to all of MBI’s property and Confidential Information in tangible form):None

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